EX-(d)(4)(ll)(ii)

SECOND AMENDMENT TO

INVESTMENT SUBADVISORY AGREEMENT FOR

LVIP T. ROWE PRICE STRUCTURE MID-CAP GROWTH FUND

THIS SECOND AMENDMENT TO THE INVESMENT SUB-ADVISORY AGREEMENT, made this 1st day of October, 2019 (the “Amendment”), is between Lincoln Investment Advisors Corporation (the “Adviser”) and T. Rowe Price Associates, Inc. (the “Sub-Adviser”).

Recitals

1.	The Adviser currently serves as investment adviser to the Lincoln Variable Insurance Products Trust (the “Trust”);

2.

The Sub-adviser currently sub-advises the LVIP T. Rowe Price Structured Mid-Cap Growth Fund (the “Fund”), a series of the Trust, pursuant to a written sub-advisory agreement dated April 30, 2007, as amended March 8, 2016 (the “Agreement”);

3.	The Sub-Adviser and the Adviser desire to amend the fee schedule (“Schedule A”) to the Agreement with respect to the Fund.

Representations

1.	The Adviser represents and warrants that approval of this Amendment was obtained from the Trust’s Board of Trustees at an in-person meeting held September 9, 2019.

Amendment

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.	The Recitals are incorporated herein and made a part of the Agreement.

2.	The Representations are incorporated and made a part of the Agreement.

3.	Schedule A shall be deleted and replaced with the attached amended Schedule A, effective hereof, to reflect the amended fee schedule of the Fund.

4.	All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

5.	This Amendment may be executed in two or more counterparts which together shall constitute one instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers as of the day and year first above written.

LINCOLN INVESTMENT ADVISORS CORPORATION

By:	/s/ Jayson R. Bronchetti

Name:	Jayson R. Bronchetti
Title:	President

T. ROWE PRICE ASSOCIATES, INC.

By:	/s/ Terence Baptiste

Name:	Terence Baptiste
Title:	Vice President

SCHEDULE A

Fee Schedule

LVIP T. Rowe Structured Mid-Cap Growth Fund

The Adviser shall pay to the Sub-Adviser compensation at an annual rate as follows effective as of October 1, 2019:

[FEE SCHEDULE REDACTED]

*The Sub-Adviser’s fee at all asset levels shall be calculated using the annual rate applicable to the average daily net asset value of the aggregate assets under the Sub-Adviser’s management for the LVIP T. Rowe Price Structured Mid-Cap Growth Fund and the LVIP Blended Mid Cap Managed Volatility Fund (“Aggregated Assets”).

**Resets at first dollar

3